                                                                                                                                             EXHIBIT 99.1

Investor Contacts:
Michael J. LaVelle	Adam Friedman
Chairman	Principal
Analysts International	Adam Friedman Associates LLC
Phone: (952) 835-5900	Phone: (212) 981-2529; Ext. 18

JEFFREY P. BAKER, PRESIDENT AND CEO RESIGNS

MINNEAPOLIS, MN — February 14, 2007— Analysts International (NASDAQ: ANLY) announced today that Jeffrey P. Baker, President and CEO has resigned to pursue other interests, effective immediately.

Michael J. LaVelle, 67, the current Chairman of the Board will be interim President and CEO. Mr. LaVelle has held a variety of positions with the Company since 1989, most recently as Chairman and CEO in 2004-2005. Prior to that he became President in 1999 and was President and CEO from 2002 to 2004. He has been a Director since 2000.

About Analysts International

Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client's IT staffing needs; Solutions Services, which provides business solutions and network infrastructure services; Managed IT Services and Government Solutions. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit www.analysts.com.

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